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EXHIBIT 99.6(a)

Consent of Deloitte & Touche LLP

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                     [Letterhead of Deloitte & Touche LLP]


INDEPENDENT AUDITORS' CONSENT

Pacific Mutual Life Insurance Company:

We hereby consent to the use in Post-Effective Amendment No. 5 to Registration Statement No. 33-57908 of Pacific Select Choice on Form S-6 of our report dated February 14, 1997 related to the financial statements of Pacific Select Exec Separate Account of Pacific Mutual Life Insurance Company as of December 31, 1996 and for the two years then ended and our report dated February 22, 1997 related to the consolidated financial statements of Pacific Mutual Life Insurance Company as of December 31, 1996 and 1995 for the three years ended December 31, 1996 appearing in such Registration Statement.

We also consent to the references to us under the heading "Independent Auditors" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
April 24, 1997